Exhibit 99.1
Contact:	Walter Parks
Chief Operating Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc. Announces Fiscal Third Quarter 2008 Sales

BRISBANE, CALIF. – April 10, 2008 – bebe stores, inc. (Nasdaq: BEBE) today reported retail sales for the thirteen week period ended April 5, 2008 of $147.5 million versus $151.3 million for the fourteen week period ended April 7, 2007, which included approximately $10 million in additional sales due to the extra week in fiscal 2007.  Excluding sales from the additional week in fiscal 2007, retail sales increased approximately 4% compared to the corresponding thirteen week period in the prior year. Same store sales for the thirteen week period ended April 5, 2008 decreased 7.6% compared to a decrease of 0.4% for the comparable thirteen week period in the prior year.

Retail sales for the thirty-nine week period ended April 5, 2008 were $507.9 million compared to $504.5 million for the forty week period ended April 7, 2007, which included approximately $10 million in additional sales due to the extra week in fiscal 2007.  Excluding sales from the additional week in fiscal 2007, retail sales increased approximately 3% compared to the corresponding year-to-date period in the prior year. Same store sales for the year-to-date period ending April 5, 2008 decreased 8.3% compared to an increase of 5.9% for the year-to-date period ending April 7, 2007.  Due to the 53rd week in fiscal 2007, same store sales for the prior year-to-date period exclude the additional week from fiscal January 2007.

As of April 5, 2008, finished goods inventory per square foot decreased 3.6% compared to the prior year.

As of April 5, 2008, we had investments in money market funds and auction rate securities totaling approximately $354 million of which approximately $271 million were invested in auction rate securities (“ARS”).

Beginning February 12, 2008 through April 5, 2008, we have experienced failed auctions for our ARS investments. However, we believe that the current lack of liquidity relating to our ARS investments will have no impact on our ability to fund ongoing operations and growth initiatives.

As of April 5, 2008, our ARS portfolio included federally insured student loan backed securities and insured municipal and education authority bonds. Our ARS portfolio consists of approximately 85% AAA rated investments, 4% AA rated investments and 11% A rated investments. At this time, we have no reason to believe that any of the underlying issuers of our ARS are presently at risk or that the underlying credit quality of the assets backing our ARS investments has been impacted by the reduced liquidity of these investments. We are in the process of evaluating the possibility of any impairment in our ARS investments. If the issuers are unable to successfully close future auctions or if their credit ratings deteriorate, we may be required to record an impairment charge on these investments in the future.

bebe stores, inc. provides additional information on a recorded message. Interested parties are invited to listen to the message by calling 1-877-232-3757.

bebe stores, inc. will host a conference call on Thursday, May 1, 2008 at 1:30 PM Pacific Time to discuss third quarter results. Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and bebe O brand names. bebe currently operates 290 stores, of which 207 are bebe stores, 20 are bebe outlet stores, 62 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

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